CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-259152 on Form S-6 of our report dated October 20, 2021, relating to the financial statement of FT 9685, comprising Sabrient Baker's Dozen Portfolio, 4th Quarter 2021 Series, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

October 20, 2021